MuniYield Michigan Insured Fund, Inc.

File No. 811-6692
Item No. 77M (Mergers) -- Attachment



During the fiscal semi-annual period ending April 30, 2000, MuniYield Michigan Insured Fund, Inc. (the "Registrant") acquired substantially all of the assets and assumed substantially all of the liabilities of MuniVest Michigan
Insured Fund, Inc. ("MuniVest MI"), File No. 811-7578, and MuniHoldings Michigan Insured Fund, Inc.
("MuniHoldings MI"), File No. 811-9125.

At meetings of the Boards of Directors of the Registrant and MuniVest MI and MuniHoldings MI, the Boards of
Directors approved an Agreement and Plan of Reorganization (the "Reorganization"). The
Reorganization referred collectively to (i) the acquisition of substantially all of the assets and the assumption of substantially all of the liabilities of MuniVest MI by the Registrant and the subsequent distribution of Registrant's Common Stock and Registrant's Series B Auction Market Preferred Stock ("AMPS") to the holders of MuniVest MI
Common Stock and MuniVest MI AMPS, respectively; (ii) the acquisition of substantially all of the assets and the assumption of substantially all of the liabilities of MuniHoldings MI by the Registrant and the subsequent distribution of Registrant's Common Stock and Registrant's Series C AMPS to the holders of MuniHoldings MI Common Stock and MuniHoldings MI
AMPS, Series A, respectively; (iii) the designation of the currently outstanding series of the Registrant's AMPS as Series A AMPS; and (iv) the subsequent deregistration and dissolution of each of MuniVest MI and Muniholdings MI.

In connection with the Reorganization, on October 5, 1999, the Registrant filed a Registration Statement on Form N-14
(File No.333-88449; the "N-14 Registration Statement").
The N-14 Registration Statement contained the proxy materials soliciting the approval of the Agreement and Plan of Reorganization by the shareholders of MuniVest MI and MuniHoldings MI. Pre-Effective Amendment No. 1 to the
N-14 Registration Statement was filed on November 8,
1999, and the N-14 Registration Statement as so amended was declared effective by the Commission on November 8, 1999.

On January 20, 2000, the shareholders of the Registrant and MuniVest MI and MuniHoldings MI approved the
Reorganization at a special meeting of shareholders held for that purpose. On March 6, 2000 (the "Reorganization
Date"), pursuant to the Agreement and Plan of Reorganization, MuniVest MI transferred securities and cash valued at $ 141,497,230.67 to the Registrant and received in exchange 6,761,116 shares of the Registrant's Common Stock and 2,000 shares of Registrant's Series B
AMPS with an aggregate liquidation preference of $25,000; MuniHoldings MI transferred securities and cash valued at $ 95,171,859.57 to the Registrant and received in exchange 3,963,182 shares of the Registrant's Common Stock and 1,600 shares of Registrant's Series C AMPS with an aggregate liquidation preference of $25,000; and MuniVest MI and MuniHoldings MI distributed these shares to their respective shareholders as provided in the Agreement and Plan of Reorganization.

An Application for Deregistration on Form N-8F will be filed by MuniVest MI and MuniHoldings MI with the Securities and Exchange Commission.